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                                                                    EXHIBIT 3.1A


                               CERTIFICATE OF AMENDMENT
                                          OF
                  AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                          OF
                          CONDOR TECHNOLOGY SOLUTIONS, INC.

                       Pursuant to Section 242 of the Delaware
                               General Corporation Law


     Condor Technology Solutions, Inc., a Delaware corporation (the "Corporation"), hereby certifies as follows:

     FIRST:  The name of the Corporation is Condor Technology Solutions, Inc.

     SECOND: Article Four of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended to delete all references to Restricted Common Stock of the Corporation and to read in its entirety as follows:

     "The total number of shares of all classes of stock which the Corporation shall have the authority to issue is fifty million (50,000,000) shares, of which one million (1,000,000) shares, designated as Preferred Stock, shall have a par value of one cent ($0.1) per share (the "Preferred Stock"), and forty-nine million (49,000,000) shares, designated as Common Stock, shall have a par value of one cent ($.01) per share (the "Common Stock").

     A statement of the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, in respect of each class of stock of the Corporation is as follows:

                                  PREFERRED STOCK

     The Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more classes or series. Subject to the provisions of this Amended and Restated Certificate of Incorporation and the limitations prescribed by law, the Board of Directors is expressly authorized by adopting resolutions to issue the shares, fix the number of shares and change the number of shares constituting any series, and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights, (and whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any class or series of the Preferred Stock, without any further action or vote by the stockholders.

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                                    COMMON STOCK

     1.  Dividends.

    Subject to the preferred rights of the holders of shares of any class or series of Preferred Stock as provided by the Board of Directors with respect to any such class or series of Preferred Stock, the holders of the Common Stock shall be entitled to receive, as and when declared by the Board of Directors out of the funds of the Corporation legally available therefor, such dividends (payable in cash, stock or otherwise) as the Board of Directors may from time to time determine, payable to stockholders of record on such dates, not exceeding 60 days preceding the dividend payment dates, as shall be fixed for such purpose by the Board of Directors in advance of payment of each particular dividend.

     2.   Liquidation.

    In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after the distribution or payment to the holders of shares of any class or series of Preferred Stock as provided by the Board of Directors with respect to any such class or series of Preferred Stock, the remaining assets of the Corporation available for distribution to stockholders shall be distributed among and paid to the holders of the Common Stock ratably in proportion to the number of shares of Common Stock held by them respectively.

     3.   Voting Rights.

    Except as otherwise required by law or as provided by the Board of Directors with respect to any class or series of Preferred Stock, the entire voting power and all voting rights shall be vested exclusively in the Common Stock. Each holder of shares of Common Stock shall be entitled to one vote for each share standing in such holder's name on the books of the Corporation."

    THIRD: The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended to effect a reverse split of the Common Stock, par value $.01 per share (the "Common Stock"), of the Corporation so that each
5.72568 shares of the Common Stock issued and outstanding on February 4, 1998 (the "Old Common Stock") shall automatically and without any action on the part of the holder thereof be reverse split and changed into one share of the Common Stock (the "New Common Stock"), subject to the treatment of fractional share interests as described below. Each holder of a certificate or certificates which on February 4, 1998 represented outstanding shares of the Old Common Stock (the "Old Common Certificates," whether one or more) shall be entitled to receive upon surrender of the Old Common Certificates for cancellation, a certificate or certificates representing the number of whole shares of the New Common Stock (the "New Common Certificates") into which and for which the shares of the Old Common Stock formerly represented by the Old Common Certificates so surrendered are reverse split under the terms hereof. After February 4, 1998,


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    the Old Common Certificates shall represent only the right to receive the
New Common Certificates (and, where applicable, cash in lieu of fractional shares, as provided below) pursuant to the provisions hereof. No certificate or scrip representing fractional share interests in the New Common Stock will be issued, and no such fractional share interest will entitle the holder thereof to vote or to any rights of a stockholder of the Corporation. A holder of Old Common Certificates shall receive, in lieu of any fraction of a share of the New Common Stock to which the holder otherwise would be entitled, a cash payment equal to the product of the number of fractional shares of the New Common Stock to which the holder otherwise would be entitled multiplied by $13.00.

    FOURTH: This Certificate of Amendment of Amended and Restated Certificate of Incorporation was duly adopted by the requisite vote of the Board of Directors and by the vote of the holders of a majority of the outstanding shares of the Corporation entitled to vote thereon in accordance with Section 242 of the Delaware General Corporation Law.

    IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of Amended and Restated Certificate of Incorporation on behalf of the Corporation and does verify and affirm, under penalty of perjury, that this Certificate of Amendment of Amended and Restated Certificate of Incorporation is the act and deed of the Corporation and that the facts stated herein are true as of this 4th day of February, 1998.

                                        CONDOR TECHNOLOGY SOLUTIONS, INC.



                                        By   /s/  J. Marshall Coleman
                                        -----------------------------
                                        Name:  J. Marshall Coleman
                                        Title:  Chairman of the Board